EXHIBIT 10.23

REIMBURSEMENT AGREEMENT

This Reimbursement Agreement (“Agreement”), dated as of December 18, 2007, is by and between Organic Farm Marketing, LLC (“Company”), a Wisconsin limited liability company, and Advanced Biotherapy, Inc. (“Investor”), a Delaware corporation.

R E C I T A L S:

A. Concurrently herewith, Investor is loaning to the Company the principal amount of Eight Hundred Thousand Dollars ($800,000.00), to be evidenced by a Company convertible note (“December Convertible Note”), pursuant to an agreement between the Company and the Investor of even date herewith (“Investment Agreement”). The Company agreed to secure its obligations under the December Convertible Note by a General Business Security Agreement of even date herewith (“Security Agreement”).

B. The Wisconsin Department of Agriculture, Trade and Consumer Protection (“Department”) has required the Company to secure an irrevocable letter of credit in the amount of $1.0 million (“Letter of Credit”) in favor of the Department so that the Company may distribute dairy products in the State of Wisconsin.

C. The Investor has arranged on behalf of the Company to obtain the Letter of Credit from The Northern Trust Company of Chicago, Illinois (“Bank”).

D. As a condition to issuing the Letter of Credit, the Bank requires that the Investor grant the Bank a security interest in a certificate of deposit account maintained at the Bank as collateral for payment by the Company of funds advanced pursuant to the Letter of Credit (“Bank Pledge Agreement”).

E. To induce the Investor to execute the Bank Pledge Agreement, the Company has agreed to enter into this Agreement and to issue a secured promissory note (“Secured Promissory Note”) in favor of the Investor of even date herewith which evidences the Company’s obligations to pay the Investor the amount which the Investor shall be obligated to pay the Bank pursuant to the Bank Pledge Agreement or otherwise, and to secure its obligation hereunder and thereunder by a General Business Security Agreement of even date herewith.

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants contained herein, and to induce the Investor to lend its credit so that the Company may apply for the Letter of Credit, the parties agree as follows:

SECTION 1. DEFINITIONS.

As used in this Agreement, the following terms shall have the indicated meanings:

“Agreed Rate” means the rate of interest charged the Company by the Investor on any outstanding principal under the Secured Promissory Note.

“Agreement” or “Reimbursement Agreement” means this Reimbursement Agreement, and all of the exhibits, appendices and schedules attached hereto, all of which are incorporated herein by this reference and made a part hereof.

“Bank” means The Northern Trust Bank of Chicago, Illinois.

“Date of Issuance” means the date as of which the Letter of Credit is issued and delivered to the Department.

“Default” - See Section 7.

“Department” - See Recitals.

“Draw” or “Drawn” with respect to the Letter of Credit means payment by the Bank on account of the Letter of Credit.

“Events of Default” means any condition or event stated in Sections 4.1 through 4.4 which, with the lapse of time or the giving of notice, or both, would constitute a Default.

“Expiration Date” means the date the Company’s obligations in connection with the Letter of Credit expire.

“Investor” - See Recitals.

“L/C Certificates” means those certain certificates required by the Bank from the Company.

“Letter of Credit” means that certain irrevocable letter of credit in the amount of One Million Dollars ($1,000,000.00), dated concurrently herewith, issued by the Bank with the Company as account party, and the Department as beneficiary, and such other letter of credit that may be issued in substitution or replacement thereof.

“Lien” means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any lien or security interest).

“Security Documents” means, collectively, the General Business Security Agreement dated of even date herewith and all documents or instruments executed in connection therewith.

“Units” means five thousand (5,000) Units of the Company, representing a membership interest in the Company and such other rights, privileges and preferences as set forth in the Company’s Operating Agreement, made as of February 23, 2007, as amended by Certificate of Amendment to Operating Agreement dated April 17, 2007, and as amended by the Amendment to Operating Agreement dated concurrently herewith, and as otherwise provided under the laws of the State of Wisconsin.

SECTION 2. UNDERTAKING FOR LETTER OF CREDIT, REIMBURSEMENT AND OTHER PAYMENTS.

2.1 Undertaking to Obtain Letter of Credit. The Company shall undertake and obtain the Letter of Credit from the Bank and to execute the L/C Certificates, and to execute all agreements, documents and instruments that may be necessary or desirable to obtain the Letter of Credit.

2.2 Reimbursement for Draw Upon Letter of Credit and Other Amounts. The Company hereby agrees (i) to pay the Investor the aggregate amount which the Investor shall pay to the Bank pursuant to or in connection with the Bank Pledge Agreement or otherwise, and any interest thereon at the Agreed Rate accruing from the date of advance or payment by the Investor, subject to and in accordance with the Secured Promissory Note; and (ii) to reimburse the Investor on demand for all costs, expenses, fees, of whatever kind and any liabilities or obligations paid or payable by the Investor to the Bank pursuant to or in connection with or arising from the Letter of Credit, the L/C Certificates or the Secured Promissory Note, including, without limitation, all origination and administration fees and attorneys’ fees and disbursements.

2.3 Fees. The Company shall pay to the Investor a fee equal to ten percent (10%) of the face amount of the original Letter of Credit, payable as follows:

(a) on the Date of Issuance, Fifty Thousand Dollars ($50,000.00), by cash or immediately available funds. The Company hereby agrees and authorizes the Investor to deduct from and retain for its own benefit, subject to the occurrence of the Date of Issuance, such $50,000 fee from the loan proceeds to be advanced to the Company under the Working Capital Loan at the closing as provided in the Investment Agreement; and

(b) on the Date of Issuance, the Company shall issue the five thousand (5,000) Units to Investor, representing an agreed value per Unit of Ten Dollars ($10.00), together with a certificate in form satisfactory to the Investor. Concurrently with the issuance of such 5,000 Units, the Investor agrees to execute a Joinder Agreement pursuant to which the Investor agrees to be bound by the terms and conditions of the Operating Agreement as in effect on the date hereof, and any amendments thereto as to which the Investor has consented in writing.

The Investor will maintain the Bank Pledge Agreement or make other arrangements suitable to the Bank to maintain the Letter of Credit for one year from the Date of Issuance. In the event the Letter of Credit shall be outstanding beyond December 31, 2008, and for any such additional period the Investor shall have an obligation to the Bank in connection with the Letter of Credit, the Company shall pay to the Investor a fee equal to Eight Thousand Three Hundred Thirty-Three Dollars and Thirty-Three Cents ($8,333.33) per month for each month, or portion thereof, in which the Letter of Credit is outstanding beyond December 31, 2008, payable in advance in cash or immediately available funds, provided that the Company shall not cause the Letter of Credit to be extended without the consent of the Investor.

2.4 Application of Funds. Except as otherwise expressly provided herein, all payments received by the Investor from the Company shall be applied by the Investor to the payment of amounts then owing by the Company to the Investor, in such order and manner as the Investor chooses, in its sole discretion.

SECTION 3. CONDITIONS PRECEDENT.

The Investor’s obligation to execute the Bank Pledge Agreement is conditioned upon the satisfaction by the Company of all of the following conditions on or prior to the Date of Issuance.

3.1 Execution and Delivery of Closing Documents. The Investor shall have received and approved the following documents, each of which shall be in form and substance satisfactory to the Investor and its legal counsel and duly executed and delivered by the appropriate parties thereto:

(a) The Security Documents and all financing statements, notices, deliveries and instruments required in connection therewith; and

(b) Such other documents and instruments as the Investor may reasonably require.

3.2 Representations Correct; No Default. On the Date of Issuance:

(a) the representations and warranties contained in the Investment Agreement delivered by the Company to the Investor shall be true and correct in all respects on and as of the Date of Issuance to the same extent as though made on and as of such date (except for representations and warranties expressly referring to a specific date which shall be true and correct as of such date);

(b) no Event of Default or Default shall have occurred and be continuing, and neither will result from the issuance of the Letter of Credit.

3.3 Units. The Company shall simultaneously cause to be delivered pursuant to Section 2.3 hereof a certificate representing the five thousand (5,000) Units, or comparable evidence of the Investor’s ownership of record of the Units, satisfactory to the Investor.

3.4 Fees. The Company shall have paid the cash fee to the Investor, specified in Section 2.3(a).

SECTION 4. EVENTS OF DEFAULT.

The following events shall be, at the option of the Investor, constitute a “Default” hereunder:

4.1 Payment of Obligations. The Company shall fail to pay when due any amount due to the Investor under this Agreement or under the Secured Promissory Note when due and such failure shall continue for five (5) days.

4.2 Secured Promissory Note Event of Default. Any Event of Default (as that term is defined in the Secured Promissory Note) shall occur.

4.3 Security Documents. There shall occur a default as described in any of the Security Documents

4.4 Invalidity. Any payment obligation of the Company under this Agreement or any Security Document at any time for any reason ceases to be valid and binding thereon, or the validity or enforceability thereof shall be contested or denied by the Company or any governmental agency or authority.

SECTION 5. RIGHTS AND REMEDIES.

Upon the occurrence of a Default, the Investor shall have all rights and remedies under law or equity, including, without limitation:

(a) All rights and remedies under this Agreement, the Secured Promissory Note and the Security Documents.

(b) All remedies of the Investor provided for in this Agreement are cumulative and shall be in addition to any and all other rights and remedies available under the Secured Promissory Note or the Security Documents or by law or equity. No exercise by the Investor of any right or remedy shall in any way constitute a cure or waiver of any Event of Default or Default hereunder, or invalidate any act done pursuant to any notice of default, or prejudice the Investor in the exercise of any other right or remedy available to the Investor. No failure on the part of the Investor to exercise, and no delay in exercising, any right or remedy shall operate as a waiver or otherwise preclude enforcement of any of its rights and remedies; nor shall any single or partial exercise of any right or remedy preclude any further exercise thereof or of any other right or remedy. The Investor need not resort to any particular right or remedy before exercising or enforcing any other.

SECTION 6. NOTICES.

All notices or demands of any kind shall be in writing and sent by telecopier (with evidence of transmission) or by reputable overnight courier (with evidence of delivery) addressed to the address specified below. Notice shall be deemed complete (i) if given by telecopier, on the first business day immediately following the date of transmission, and (ii) if given by overnight courier, on the date of delivery. The addresses specified in this section for notice are:

Investor:
Advanced Biotherapy, Inc.
141 West Jackson, Suite 2182
Chicago, Illinois 60604
Attention: Christopher W. Capps,
Chief Executive Officer
Facsimile: (312) 427-5396
with a copy to:

Rutter Hobbs & Davidoff Incorporated
1901 Avenue of the Stars, Suite 1700
Los Angeles, California 90067
Attention: Joel Weinstein, Esq.
Facsimile: (310) 286-1728

Company:
Organic Farm Marketing, LLC
P.O. Box 560
302 West Stanley Street
Thorp, Wisconsin 54771
Attention: Chad L. Pawlak, Sr.
Facsimile: (715) 669-7583

with a copy to:

Whyte Hirschboeck Dudek SC
33 East Main Street, Suite 300
Madison, Wisconsin 53703
Attention: Lisa Lange, Esq.
Facsimile: (608) 258-7138

SECTION 7. INDEMNIFICATION.

Article VIII of the Investment Agreement is incorporated herein by reference as if set forth verbatim.

SECTION 8. LIABILITY OF INVESTOR GROUP.

Without limiting any provision of Section 7 hereof, as between the Company and the Investor, the Company assumes all risks of the acts or omissions of the Department with respect to its use of the Letter of Credit and the Bank as to the issuance or dishonor of a draw upon the Letter of Credit; provided, however, this assumption is not intended to, and shall not, preclude the Company from pursuing such rights and remedies as it may have against the Bank or any Letter of Credit beneficiary at law or under any agreement. Neither the Investor nor any of its officers, directors, employees or agents shall be liable or responsible for: (a) the use made of the Letter of Credit for any acts or omissions of the Bank or any Letter of Credit beneficiary; (b) the validity, sufficiency or genuineness of any documents, or endorsements, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Bank against presentation of documents which do not comply with the terms of the Letter of Credit, including failure of any documents to bear adequate reference to the Letter of Credit; or (d) any other circumstances in making or failing to make payment under the Letter of Credit.

SECTION 9. SUCCESSORS AND ASSIGNS.

This Agreement is a continuing obligation and shall be binding upon the parties and their respective successors, transferees and assigns, and shall inure to the benefit of and be enforceable by the parties and their respective successors, transferees and assigns; provided, however, that the Company may not assign all or any part of this Agreement without the prior written consent of the Investor, in its sole discretion.

SECTION 10. MISCELLANEOUS.

10.1 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its principles of conflict of laws.

10.2 Survival of Warranties. All agreements, representations and warranties made in this Agreement and in any related certificates shall survive the execution and delivery of this Agreement and the issuance and expiration of the Letter of Credit.

10.3 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provision or affecting the validity or enforceability of such provision in any other jurisdiction.

10.4 Counterparts. This Agreement may be executed in any number of counterparts (and by facsimile, followed by delivery of an original), and by different parties on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute but one and the same Agreement.

10.5 Time of Essence. Time is of the essence of this Agreement and of each provision in which time is an element.

10.6 No Further Credits. The Investor shall not be obligated to issue any further credits or any other manner to extend any financial consideration to the Company, except as expressly provided in this Agreement.

10.7 Headings. Section and other headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

10.8 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any one of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

10.9 Waivers. No waiver or consent under this Agreement shall be effective unless it is in writing and signed by the Investor. Each waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

10.10 Compliance with Usury Laws. Notwithstanding any other provision of this Agreement, neither the Investor Group nor any Investor shall be required to pay interest and other cost or considerations that constitute inters under any applicable law which are contracted for, charged or received pursuant to this Agreement in an amount in excess of the maximum amount of interest allowed under any applicable law. That portion of any interest payment in excess of the maximum legal rate of interest, if any, provided for in this Agreement or related documents shall be canceled automatically as of the date of such acceleration, or if theretofore paid, credited to the principal amount.

10.11 Entire Agreement. This Agreement and the other agreements and documents referred to herein or therein constitute the entire understanding between the parties and may not be modified, amended or terminated except by a written agreement signed by each of the parties hereto. The provisions of this Agreement are not intended to supersede the provisions of either the Investment Agreement or the Secured Promissory Note, but shall be construed as supplemental thereto.

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IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement or caused this Agreement to be duly executed and delivered by a duly authorized officer as of the date first above written.

“COMPANY”	ORGANIC FARM MARKETING, LLC By ______________________________________ Chad L. Pawlak, Sr., President
“INVESTOR”	ADVANCED BIOTHERAPY, INC. By ______________________________________ Christopher W. Capps, Chief Executive Officer